Exhibit 1

Media Relations Jorge Pérez +52(81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52(81) 8888-4256 ir@cemex.com	Analyst Relations Lucy Rodriguez +1(212) 317-6007 ir@cemex.com

CEMEX UPGRADED BY FITCH RATINGS

MONTERREY, MEXICO. JULY 28, 2015.– CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that it received an upgrade from Fitch Ratings to the Issuer Default Ratings (IDRs) to BB- from B+.

According to Fitch Ratings, “the upgrade is supported by the strengthening of CEMEX’s capital structure during the past two years due to the conversion of about $820 million of convertible bonds to equity plus the refinancing of around $8.6 billion of debt that has lowered the company’s annual interest expense by approximately $200 million per year. Also factored into the improvement is the U.S. cement market, which has more than offset weakness in other divisions.”

“We are pleased with the upgrade received from Fitch Ratings, which is in line with our plan of returning to an investment grade capital structure,” said Fernando A. Gonzalez, CEMEX Chief Executive Officer. “We continue making progress in our operating and financial strategies as demonstrated in our first half of 2015 results and the recently announced commitments for the refinancing of our bank debt.”

Additionally to the upgrade of CEMEX’s IDRs, Fitch also upgraded the national scale to A-(mex) from BBB (mex) and the short-term national scale rating to F2 (mex) from F3(mex), which will allow CEMEX to potentially access the institutional Mexican bond market. The rating outlook remains stable.

CEMEX is a global building materials company that provides high-quality products and reliable services to customers and communities in more than 50 countries. CEMEX has a rich history of improving the well-being of those it serves through innovative building solutions, efficiency advancements, and efforts to promote a sustainable future.

###

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating. This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. Many factors could cause the actual results, performance, or achievements of CEMEX or the project herein described to be materially different from those expressed or implied in this release. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. CEMEX assumes no obligation to update or correct the information contained in this press release.

1